Settlement Agreement
                          Regarding an Option Agreement

between

1. SEAT Pagine Gialle S.p.A. with its legal domicile formerly in Turin and now in Milan (hereinafter "SEAT")

and

2. RSL COM Deutschland GmbH, with its legal domicile in Frankfurt am Main (hereinafter "RSL")

(each a "Party" and together the "Parties")

Whereas

(a) SEAT and RSL have on May 6, 2000 entered into an Option Agreement (roll of deeds Urk.Nr. 45/2000 of the notary Peter B. Arnold in Zug/Switzerland) which was amended by the Agreement regarding certain clarifications concerning the Public Deeds established by the acting Public Notary Urk.Nr. 43/2000, Urk.Nr. 44/2000 and Urk. Nr. 45/2000 between, inter alia, the parties to this Agreement on 10 May 2000, Public Deed Urk.Nr. 47/2000 of the notary Peter B. Arnold, Untermuli 6, CH-6300 Zug/Switzerland. SEAT and RSL have on January 2, 2001 entered into an Amendment Agreement to an Option Agreement (roll of deeds Urk.Nr. 2/2001 of the notary Peter B. Arnold in Zug/Switzerland) (the original Option Agreement as amended on May 10, 2000 and on January 2, 2001 hereinafter being referred to as the "Amended Option Agreement"). The persons appeared declared that they are aware of the contents of the Amended Option Agreement, which is completely available to them and hereby waive their right to have such Amended Option Agreement or any of its parts be read again to them.

(b) The present Settlement Agreement shall partly report and partly record itself certain declarations made by the Parties for the closing the transaction contemplated in the Amended Option Agreement.

(c) All definitions shall have the meaning ascribed to them in the Amended Option Agreement or such other agreements as the Amended Option Agreement may refer to for definitions.

The Parties therefore agree as follows:

                                    Section 1
                             Exercise of Put Option

RSL has in a written declaration made to SEAT dated January 2, 2001, a copy of which is attached to this deed as Exhibit 1, exercised the Put Option under the Amended Option Agreement. SEAT hereby accepts the declaration of the Put Option.

                                    Section 2
                     Transfer of the Remaining Shareholding

RSL hereby transfers (ubertragt) to SEAT with immediate effect and subject only to the condition precedent set forth below, and SEAT accepts such transfer, the Remaining Shareholding consisting of a share (Geschaftsanteil) in the nominal value of DM 24,800 in Telegate Holding GmbH with its legal domicile in Planegg-Martinsried. The Parties agree that such transfer does not require the consent of Telegate Holding GmbH nor of any third party.

The transfer of the Remaining shareholding shall automatically become effective, with no need for executing any further transfer deed, at the very moment when the Exercise Price is deemed to have been paid pursuant to Section 3 below.

                                    Section 3
                            Payment of Exercise Price

SEAT has pursuant to ss. 4 of the Amended Option Agreement decided to pay the Exercise Price in kind. The Exercise Price consists in no. 150,579,625 of ordinary SEAT shares according to the calculation criteria set forth in ss. 4.1
(ii) of the Amended Option Agreement. Pursuant to separate arrangements made by SEAT with J.P. Morgan Securities Ltd., the latter will give the irrevocable instructions set forth below, in order to fulfill SEAT's obligation under the Amended Option Agreement to deliver an equal number of ordinary SEAT shares to RSL. RSL agrees to this way of fulfilling SEAT's obligation to deliver SEAT shares under the Amended Option Agreement and acknowledges that the Exercise Price shall be deemed to have been fully paid as soon as RSL will have received from BNP Paribas in Milan ("BNP") (i) confirmation that J. P. Morgan Securities Ltd. holds no less than 150,579,625 SEAT ordinary shares with BNP and (ii) confirmation of receipt by BNP from J. P. Morgan Securities Ltd. of irrevocable instructions to transfer no. 150,579,625 of SEAT ordinary shares to

      pay:        Banca Commerciale Italiana, Milan
      favour:     Commerzbank AG Frankfurt
      A/c:        9630340211
      sub A/c:    5106117, RSL COM Deutschland GmbH.

As soon as this will have happened, RSL will hand over a written confirmation thereof (which may consist in a copy of the confirmation from BNP) to the acting notary, and the Parties request the acting notary to include a copy of such confirmation into this deed as Exhibit 2.

RSL and SEAT agree that should no. 150,579,625 ordinary SEAT shares not have been transferred to the above account by January 4, 2001 at the latest, then this Settlement Agreement and the Amendment Agreement to the Option Agreement dated January 2, 2001 shall be null and void and the Option Agreement shall again be effective in the form as agreed on May 6, 2000 and amended on May 10, 2000.

                                    Section 4
                                  Undertakings

SEAT undertakes to hold, as soon as the transfer of the Remaining Shareholding from RSL to SEAT has become effective and notification pursuant to ss. 16 GmbHG has occurred, together with the other shareholder to whom SEAT intends to transfer some of its shareholding in Telegate Holding GmbH a shareholders' meeting of Telegate Holding GmbH resolving on (i) the termination of the appointment of Nir Tarlovsky as managing director of Telegate Holding GmbH, (ii) the appointment of a new managing director of Telegate Holding GmbH and an auditor for the review of the accounts for the fiscal year 2000. Seat undertakes to take, or to cause to be taken, a further shareholders' resolution at Telegate Holding GmbH on
(iii) the release (Entlastung) of Mr. Tarlovsky as managing director once the accounts for Telegate Holding GmbH to be reviewed by the auditors of Telegate Holding GmbH to be appointed which are covering the period from January 1, 2000 through December 31, 2000 are available and show no valid reason for concern; RSL shall receive copies of the minutes of the shareholders' meeting, the filings with the commercial register as referred to above (including the excerpt of the entry made in the commercial register upon such filing) and the auditor's report for its information once it is available.

                                    Section 5
                          Applicable Law/ Miscellaneous

(a)   This Settlement Agreement shall be governed by the laws of Germany.

(b) The provisions contained in ss.ss. 10 through 13 and 15 of the Option Agreement (Confidentiality, Costs, Notices, Miscellaneous, Arbitration) as notarized on May 6, 2000 shall also apply to the present Settlement Agreement.

Zug / Switzerland, this 2nd day of January 2001

Seat Pagine Gialle S.p.A.               RSL COM Deutschland GmbH

/s/                                     /s/
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